EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement on Form F-10 of Vox Royalty Corp. (the “Company”) for the registration of its common shares, preferred shares, debt securities, subscription receipts, warrants and units, or any combination thereof of our report dated April 26, 2022 with respect to the consolidated financial statements of the Company as at and for the year ended December 31, 2021 included in the Registration Statement on Form 40-F of the Company filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

October 25, 2022